CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Trigger Auto-Callable Contingent Yield Notes due 2031	$1,500,000	$139.05

Pricing Supplement No. 3,388 Registration Statement Nos. 333-250103; 333-250103-01 Dated December 8, 2021 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC $1,500,000 Trigger Autocallable Contingent Yield Notes

Linked to the iSTOXX® Global Fintech 30 NR Decrement 5% Index due December 11, 2031

Fully and Unconditionally Guaranteed by Morgan Stanley
Principal at Risk Securities

Investment Description

These Trigger Autocallable Contingent Yield Notes (the “Securities”) are unsecured and unsubordinated debt obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Securities provide returns based on the performance of 30 large, global financial technology (“fintech”) companies. The iSTOXX® Global Fintech 30 NR Decrement 5% Index (the “Underlying”) is a net return index, which means that any dividends on the constituents of the Underlying, net of the relevant withholding taxes, are reinvested in the Underlying, and the Underlying includes a “decrement” feature whereby 5% per annum is deducted daily from the level of the Underlying. If the closing level of the Underlying on a quarterly Observation Date (the “Observation Date Closing Level”) is equal to or greater than the Coupon Barrier, MSFL will make a Contingent Coupon payment with respect to that Observation Date.  However, if the closing level of the Underlying is less than the Coupon Barrier, no coupon will accrue or be payable with respect to that Observation Date.  In addition, MSFL will automatically call the Securities early if the Observation Date Closing Level on any quarterly Observation Date beginning after approximately one year (December 8, 2022) is equal to or greater than the Initial Level.  If the Securities are called, MSFL will pay the principal amount plus the Contingent Coupon for that Observation Date, and no further amounts will be owed to you.  If the Securities are not called prior to maturity and the Final Level is equal to or greater than the Coupon Barrier, MSFL will make a cash payment to you at maturity equal to the principal amount of your Securities, in addition to the Contingent Coupon with respect to the Final Observation Date. If the Final Level is less than the Coupon Barrier but is equal to or greater than the Downside Threshold, MSFL will make a cash payment to you at maturity equal to the principal amount of your Securities, and no Contingent Coupon will be paid with respect to the Final Observation Date.  However, if the Final Level is less than the Downside Threshold, MSFL will pay you significantly less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the value of the Underlying from the Trade Date to the Final Observation Date.  These long-dated Securities may be appropriate for investors who seek an opportunity for potentially enhanced income in exchange for the risk of losing their principal at maturity and the risk of receiving no Contingent Coupons during the term of the Securities.  Your return will be solely the Contingent Coupons, if any, and you will not participate in any appreciation in the Underlying.  Investing in the Securities involves significant risks.  The Issuer will not pay a quarterly Contingent Coupon if the Observation Date Closing Level for the Underlying is below the Coupon Barrier.  The Issuer will not automatically call the Securities if the Observation Date Closing Level of the Underlying is below the Initial Level. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called and the Final Level of the Underlying is below the Downside Threshold.  Generally, the higher the Contingent Coupon Rate for the Securities, the greater risk of loss on those Securities.  If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the level of the Underlying is greater than the Downside Threshold at the time of sale.

All payments are subject to our credit risk.  If we default on our obligations, you could lose a significant portion or all of your investment.  These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features	Key Dates

❑	Automatically Callable: MSFL will automatically call the Securities and pay you the principal amount plus the Contingent Coupon otherwise due for the quarterly Observation Date only if the Observation Date Closing Level on any quarterly Observation Date beginning December 8, 2022 is equal to or greater than the Initial Level, and no further payments will be made on the Securities. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.
❑	Contingent Coupon: If the Observation Date Closing Level on any quarterly Observation Date is equal to or greater than the Coupon Barrier, MSFL will make a Contingent Coupon payment with respect to that Observation Date. However, if the Observation Date Closing Level is below the Coupon Barrier, no coupon will be payable with respect to that Observation Date.
❑	Contingent Downside Market Exposure at Maturity: If by maturity the Securities have not been called and the Final Level is greater than or equal to the Coupon Barrier on the Final Observation Date, MSFL will make a cash payment to you at maturity equal to the principal amount of your Securities plus the Contingent Coupon with respect to the Final Observation Date. If the Final Level is less than the Coupon Barrier but is equal to or greater than the Downside Threshold, MSFL will make a cash payment to you at maturity equal to the principal amount of your Securities, and no Contingent Coupon will be paid with respect to the Final Observation Date. However, if the Final Level is less than the Downside Threshold, MSFL will repay less than the principal amount, if anything, at maturity, resulting in a significant loss on your principal amount that is proportionate to the decline in the level of the Underlying from the Trade Date to the Final Observation Date. The Downside Threshold is observed only on the Final Observation Date and the contingent downside market exposure applies only at maturity. If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the level of the Underlying is greater than the Downside Threshold at the time of sale. Any payment on the Securities is subject to our creditworthiness.

Trade Date	December 8, 2021
Settlement Date	December 13, 2021 (3 business days
after the Trade Date)
Observation Dates	Quarterly, callable beginning December 8, 2022.
See “Observation Dates and Coupon
Payment Dates” on page 6 for details.
Final Observation Date*	December 8, 2031
Maturity Date*	December 11, 2031

*Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days. See “Postponement of Determination Dates” in the accompanying product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 OF THIS PRICING SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT.

Security Offering

This pricing supplement relates to Trigger Autocallable Contingent Yield Notes linked to the iSTOXX® Global Fintech 30 NR Decrement 5% Index.  The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying	Contingent Coupon Rate*	Initial Level	Coupon Barrier	Downside Threshold	CUSIP	ISIN
iSTOXX® Global Fintech 30 NR Decrement 5% Index	9.60% per annum	3,236.02	2,265.21, which is approximately 70% of the Initial Level	1,941.61, which is approximately 60% of the Initial Level	61773N346	US61773N3465

The closing level on any Index Business Day will be determined based on the level published by the Underlying publisher.

* If payable, the Contingent Coupon will be a fixed amount based on equal quarterly installments at the Contingent Coupon Rate. See “Contingent Coupon” on page 4.

See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus and product supplement and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	$9.759 per Security. See “Additional Information about Morgan Stanley and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Us(2)
Per Security	$10.00	$0	$10.00
Total	$1,500,000	$0	$1,500,000

(1) UBS Financial Services Inc. will act as placement agent at an issue price of $10 per Security. All sales of the Securities will be made to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor and will not receive a sales commission.  For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 22 of this pricing supplement.

(2) See “Use of Proceeds and Hedging” on page 22.

The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is our affiliate and a wholly owned subsidiary of Morgan Stanley  See “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 22 of this pricing supplement.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Securities

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a product supplement) with the SEC for the offering to which this communication relates.  In connection with your investment, you should read the prospectus in that registration statement, the product supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and the product supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying product supplement and prospectus on the SEC website at www.sec.gov as follows:

t	Product supplement for auto-callable securities dated November 16, 2020: https://www.sec.gov/Archives/edgar/data/895421/000095010320022201/dp140493_424b2-epsacallsec.htm

t	Prospectus dated November 16, 2020: https://www.sec.gov/Archives/edgar/data/895421/000095010320022190/dp140485_424b2-base.htm

References to “MSFL” refer to only MSFL, references to “Morgan Stanley” refer to only Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Securities” refers to the Trigger Autocallable Contingent Yield Notes that are offered hereby. Also, references to the accompanying “prospectus” and “product supplement” mean the prospectus filed by MSFL and Morgan Stanley dated November 16, 2020 and the product supplement for auto-callable securities filed by MSFL and Morgan Stanley dated November 16, 2020, respectively.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying product supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying product supplement and prospectus is accurate as of any date other than the date on the front of this document.

The Issue Price of each Security is $10.  This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date is less than $10.  We estimate that the value of each Security on the Trade Date is $9.759.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlying.  The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying, instruments based on the Underlying, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Contingent Coupon Rate, the Coupon Barrier and the Downside Threshold, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 6 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. currently intends, but is not obligated, to make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability

The Securities may be suitable for you if:

t	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the Underlying.

t	You understand and accept the risks associated with the Underlying.

t	You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t	You believe the Underlying will close at or above the Coupon Barrier on the Observation Dates, and above the Downside Threshold on the Final Observation Date.

t	You are willing to invest in the Securities based on the Contingent Coupon Rate specified on the cover hereof.

t	You believe the Underlying will close at or above the Initial Level on one of the specified Observation Dates.

t	You understand and accept that you will not participate in any appreciation in the level of the Underlying and that your potential return is limited to the Contingent Coupons, if any.

t	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.

t	You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the stocks included in the Underlying.

t	You are willing to invest in securities that may be called early or you are otherwise willing to hold such securities to maturity, as set forth on the cover of this pricing supplement.

t	You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which MS & Co. is willing to trade the Securities.

t	You are willing to assume our credit risk, and understand that if we default on our obligations you may not receive any amounts due to you and could lose your entire investment.

The Securities may not be suitable for you if:

t	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t	You cannot tolerate a loss of all or a substantial portion of your investment, and are unwilling to make an investment that may have the same downside market risk as the Underlying.

t	You require an investment designed to provide a full return of principal at maturity.

t	You do not understand and accept the risks associated with the Underlying.

t	You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t	You believe that the level of the Underlying will decline during the term of the Securities and is likely to close below the Coupon Barrier on the Observation Dates, or close below the Downside Threshold on the Final Observation Date.

t	You are unwilling to invest in the Securities based on the Contingent Coupon Rate specified on the cover hereof.

t	You seek an investment that participates in the appreciation in the level of the Underlying or that has unlimited return potential.

t	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.

t	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t	You seek guaranteed current income from this investment or prefer to receive the dividends paid on the stocks included in the Underlying.

t	You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, as set forth on the cover of this pricing supplement, or you seek an investment for which there will be an active secondary market.

t	You are not willing to assume our credit risk for all payments under the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 8 of this pricing supplement and “Risk Factors” beginning on page 7 of the accompanying prospectus and page S-38 of the accompanying product supplement for risks related to an investment in the Securities. For additional information about the Underlying, see the information set forth under “iSTOXX® Global Fintech 30 NR Decrement 5% Index” on page 19 and “Annex A: The iSTOXX® Global Fintech 30 NR Decrement 5% Index” on page 23.

Final Terms
Issuer	Morgan Stanley Finance LLC
Guarantor	Morgan Stanley
Issue Price	$10.00 per Security. The Securities are offered at a minimum investment of 100 Securities.
Underlying	iSTOXX® Global Fintech 30 NR Decrement 5% Index
Principal Amount	$10.00 per Security
Term	Approximately 10 years, unless called earlier
Automatic Call

Beginning December 8, 2022, the Securities will be called automatically if the Observation Date Closing Level on any Observation Date is equal to or greater than the Initial Level.

If the Securities are called, MSFL will pay you the Principal Amount plus the Contingent Coupon otherwise due for that Observation Date on the Coupon Payment Date related to such Observation Date, and no further payments will be made on the Securities.

The Securities will not be called if the Observation Date Closing Level of the Underlying is below the Initial Level.

Contingent Coupon

If the Observation Date Closing Level is equal to or greater than the Coupon Barrier on any Observation Date, we will pay you the Contingent Coupon for that Observation Date on the relevant Coupon Payment Date.

If the Observation Date Closing Level is less than the Coupon Barrier on any Observation Date, the Contingent Coupon for that Observation Date will not accrue or be payable and that Contingent Coupon payment will be lost.

Each Contingent Coupon will be a fixed amount based on equal quarterly installments at the Contingent Coupon Rate, which is a per-annum rate.  The Contingent Coupon amount of $0.24 (9.60% per annum) would be applicable to each Observation Date on which the closing level of the Underlying is greater than or equal to the Coupon Barrier.

Contingent Coupon payments on the Securities are not guaranteed.  MSFL will not pay you the Contingent Coupon for any Observation Date on which the closing level of the Underlying is less than the Coupon Barrier.

Contingent Coupon Rate	The Contingent Coupon Rate is 9.60% per annum. If payable, the Contingent Coupon will be a fixed amount based on equal quarterly installments at the Contingent Coupon Rate.
Trade Date	December 8, 2021
Settlement Date	December 13, 2021
Observation Dates	Quarterly, callable beginning December 8, 2022. See “Observation Dates and Coupon Payment Dates” on page 6 for details.
Final Observation Date	December 8, 2031*
Coupon Payment Dates	With respect to each Observation Date, as set forth under “Observation Dates and Coupon Payment Dates” on page 6.
Maturity Date	December 11, 2031*
Payment at Maturity (per Security)

MSFL will pay you a cash payment on the Maturity Date linked to the performance of the Underlying during the term of the Securities, as follows:

If the Securities are not automatically called and the Final Level is equal to or greater than the Coupon Barrier, MSFL will pay you the $10 Principal Amount plus the Contingent Coupon with respect to the Final Observation Date.

If the Securities have not been automatically called and the Final Level is less than the Coupon Barrier, but the Final Level is equal to or greater than the Downside Threshold, MSFL will pay you the $10 Principal Amount, and no Contingent Coupon will be paid with respect to the Final Observation Date.

If the Securities are not automatically called and the Final Level is less than the Downside Threshold,  MSFL will pay you an amount calculated as follows:

$10 × (1 + Underlying Return)

In this case, you will lose a significant portion and could lose all of the Principal Amount in an amount proportionate to the decline of the Underlying from the Trade Date to the Final Observation Date.

Observation Date Closing Level	The closing level of the Underlying on any Observation Date.
Underlying Return	Final Level – Initial Level Initial Level
*Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days. See “Postponement of Determination Dates” in the accompanying product supplement.

Initial Level	3,236.02, which is the closing level of the Underlying on the Trade Date.
Final Level	The closing level of the Underlying on the Final Observation Date.
Downside Threshold	1,941.61, which is approximately 60% of the Initial Level of the Underlying.
Coupon Barrier	2,265.21, which is approximately 70% of the Initial Level of the Underlying.
Record Date	The record date for each Contingent Coupon shall be the date one business day prior to such scheduled Coupon Payment Date; provided, however, that any Contingent Coupon payable at maturity or upon an Automatic Call shall be payable to the person to whom the Payment at Maturity or the payment upon an automatic call, as the case may be, shall be payable.
Trustee	The Bank of New York Mellon
Calculation Agent	MS & Co.

Observation Dates(1) and Coupon Payment Dates(2)

Observation Dates	Coupon Payment Dates
3/8/2022*	3/10/2022*
6/8/2022*	6/10/2022*
9/8/2022*	9/12/2022*
12/8/2022	12/12/2022
3/8/2023	3/10/2023
6/8/2023	6/12/2023
9/8/2023	9/12/2023
12/8/2023	12/12/2023
3/8/2024	3/12/2024
6/10/2024	6/12/2024
9/9/2024	9/11/2024
12/9/2024	12/11/2024
3/10/2025	3/12/2025
6/10/2025	6/12/2025
9/8/2025	9/10/2025
12/8/2025	12/10/2025
3/9/2026	3/11/2026
6/8/2026	6/10/2026
9/8/2026	9/10/2026
12/8/2026	12/10/2026
3/8/2027	3/10/2027
6/8/2027	6/10/2027
9/8/2027	9/10/2027
12/8/2027	12/10/2027
3/8/2028	3/10/2028
6/8/2028	6/12/2028
9/8/2028	9/12/2028
12/8/2028	12/12/2028
3/8/2029	3/12/2029
6/8/2029	6/12/2029
9/10/2029	9/12/2029
12/10/2029	12/12/2029
3/8/2030	3/12/2030
6/11/2030	6/13/2030
9/9/2030	9/11/2030
12/9/2030	12/11/2030
3/10/2031	3/12/2031
6/9/2031	6/11/2031
9/8/2031	9/10/2031
12/8/2031 (Final Observation Date)	12/11/2031 (Maturity Date)

*The Securities are not subject to an Automatic Call until the fourth Observation Date, which is December 8, 2022.

(1) Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days.  See “Postponement of Determination Dates” in the accompanying product supplement.

(2) If, due to a Market Disruption Event or otherwise, any Observation Date is postponed so that it falls less than two business days prior to the scheduled Coupon Payment Date, the Coupon Payment Date will be postponed to the second business day following that Observation Date as postponed, provided that the Coupon Payment Date with respect to the Final Observation Date will be the Maturity Date.  No additional coupon will accrue on an account of any such postponement.

Investment Timeline

Trade Date	The Initial Level, Downside Threshold and Coupon Barrier are determined. The Contingent Coupon Rate is set.

Quarterly (callable after approximately 1 year)

If the Observation Date Closing Level is equal to or greater than the Coupon Barrier on any Observation Date, MSFL will pay you a Contingent Coupon on the Coupon Payment Date.  However, if the Observation Date Closing Level is below the Coupon Barrier, no Coupon will be payable on the related Coupon Payment Date.

If the Observation Date Closing Level is equal to or greater than the Initial Level on any Observation Date beginning on December 8, 2022, the Securities will be called and MSFL will pay you a cash payment per Security equal to the principal amount plus the Contingent Coupon otherwise due for the Observation Date, and no further payments will be made on the Securities.

Maturity Date

The Final Level is determined as of the Final Observation Date.

If the Securities have not been called and the Final Level is equal to or greater than the Coupon Barrier, at maturity MSFL will pay you the $10 Principal Amount plus the Contingent Coupon otherwise due on the Maturity Date.

If the Securities have not been automatically called and the Final Level is less than the Coupon Barrier, but the Final Level is equal to or greater than the Downside Threshold, MSFL will pay you the $10 Principal Amount, and no Contingent Coupon will be paid with respect to the Final Observation Date.

If the Securities have not been called and the Final Level is less than the Downside Threshold, MSFL will pay you an amount calculated as follows:

$10 × (1 + Underlying Return) per Security

Under these circumstances, the Payment at Maturity will be significantly less than the $10 Principal Amount by an amount proportionate to the negative Underlying Return, and you could lose your entire investment.

Investing in the Securities involves significant risks. You may lose YOUR ENTIRE principal amount.  Any payment on the Securities is subject to OUR creditworthiness. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

THE SECURITIES WILL NOT PAY A CONTINGENT COUPON IF THE OBSERVATION DATE CLOSING LEVEL OF THE UNDERLYING IS BELOW THE COUPON BARRIER ON THE APPLICABLE OBSERVATION DATE.  THE SECURITIES WILL NOT BE SUBJECT TO AN AUTOMATIC CALL ON ANY OBSERVATION DATE IF THE OBSERVATION DATE CLOSING LEVEL OF THE UNDERLYING ON SUCH OBSERVATION DATE IS BELOW THE INITIAL LEVEL.  IF THE SECURITIES ARE NOT CALLED, YOU WILL LOSE A SIGNIFICANT PORTION OR ALL OF YOUR INVESTMENT AT MATURITY IF THE FINAL LEVEL IS LESS THAN THE DOWNSIDE THRESHOLD.

Key Risks

An investment in the Securities involves significant risks.  The material risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus and product supplement.  You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

Risks Relating to an Investment in the Securities

t	The Securities do not guarantee the payment of regular interest or the return of any principal. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity. In addition, while the Securities will generally offer the possibility of a higher return if the Securities are automatically called than the potential return payable on our ordinary debt securities with a similar maturity, this higher return potential reflects the risk that you may not receive a positive return on the Securities and may lose a significant portion or all of your investment if the Securities have not been called prior to maturity and if the Final Level is less than the Downside Threshold. In this case, you will be exposed to the decline in the level of the Underlying, as compared to the Initial Level, on a 1-to-1 basis, and the Payment at Maturity will result in a significant loss of your initial investment that is proportionate to the decline of the Underlying over the term of the Securities. You could lose your entire principal amount.

t	You will not receive any Contingent Coupon for any quarterly period where the Observation Date Closing Level is less than or equal to the Coupon Barrier. A Contingent Coupon will be made with respect to a quarterly period only if the Observation Date Closing Level is greater than or equal to the Coupon Barrier. If the Observation Date Closing Level remains below the Coupon Barrier on each Observation Date over the term of the Securities, you will not receive any Contingent Coupons.

t	The Contingent Coupon is based solely on the Observation Date Closing Level. Whether the Contingent Coupon will be paid with respect to an Observation Date will be based on the Observation Date Closing Level. As a result, you will not know whether you will receive the Contingent Coupon with respect to any Coupon Payment Date until the applicable Observation Date. Moreover, because the Contingent Coupon is based solely on the Observation Date Closing Level on a specific Observation Date, if such Observation Date Closing Level is less than the Coupon Barrier, you will not receive any Contingent Coupon with respect to such Observation Date, even if the closing level of the Underlying was higher on other days during the term of the Securities.

t	Investors will not participate in any appreciation in the level of the Underlying. Investors will not participate in any appreciation in the level of the Underlying from the Initial Level, and the return on the Securities will be limited to the Contingent Coupon, if any, that is paid with respect to each Observation Date on which the Observation Date Closing Level is greater than or equal to the Coupon Barrier prior to an automatic call or maturity, if any. The return on the Securities will be limited to the Contingent Coupons, if any, regardless of the appreciation of the Underlying, which could be significant. It is possible that the closing level of the Underlying could be below the Coupon Barrier on most or all of the Observation Dates so that you may receive few or no Contingent Coupons. In addition, if the Securities are not called prior to maturity, you may be exposed to the full downside market risk of the Underlying and lose a significant portion or all of your investment despite not being able to participate in any potential appreciation of the Underlying. If you do not earn sufficient Contingent Coupons over the term of the Securities, the overall return on the Securities may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity.

t	You may incur a loss on your investment if you sell your Securities prior to maturity. The Downside Threshold is observed only on the Final Observation Date and the contingent downside market exposure applies only at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Underlying Share price is above the Downside Threshold at that time. If you hold the Securities to maturity and the Securities have not been called, MSFL will either repay you the full principal amount per Security plus the Contingent Coupon, or if the level of the Underlying closes below the Downside Threshold on the Final Observation Date, MSFL will repay significantly less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the level of the Underlying from the Trade Date to the Final Observation Date.

t	Early Redemption Risk. The term of your investment in the Securities may be limited to as short as approximately one year by the automatic call feature of the Securities. If the Securities are called prior to maturity, you will not be able to receive any further Contingent Coupon Payments for any future Observation Dates and you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or for similar returns. However, under no circumstances will the Securities be redeemed in the first year of the term of the Securities. Generally, the longer the Securities have been outstanding, the less likely it is that they will be automatically called, because the level of the Underlying will necessarily have declined from the Initial Level if the Securities were not called following an Observation Date, and there will be less time remaining until maturity in which the level of the Underlying can recover.

t	The Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or our credit spreads may adversely affect the market value of the Securities. You are dependent on our ability to pay all amounts due on the Securities, including Contingent Coupons, if any, and any payments upon an automatic call or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

t	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

t	The market price of the Securities will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market. Although we expect that generally the closing level of the Underlying on any day will affect the value of the Securities more than any other single factor, other factors that may influence the value of the Securities include:

o	the value and volatility (frequency and magnitude of changes in value) of the Underlying,

o	whether the Observation Date Closing Level has been below the Coupon Barrier on any Observation Date,

o	dividend rates on the stocks comprising the Underlying,

o	interest and yield rates in the market,

o	time remaining until the Securities mature,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying or equities markets generally and which may affect the Final Level,

o	the occurrence of certain events affecting the Underlying that may or may not require an adjustment to its composition, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the terms of the Securities at the time of issuance and the price that you will receive if you are able to sell your Securities prior to maturity, as the Securities are comprised of both a debt component and a performance-based component linked to the Underlying, and these are the types of factors that also generally affect the values of debt securities and derivatives linked to the Underlying. Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the other factors described above. The level of the Underlying may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “iSTOXX® Global Fintech 30 NR Decrement 5% Index” below.  You may receive less, and possibly significantly less, than the Principal Amount per Security if you try to sell your Securities prior to maturity.

t	A higher Contingent Coupon Rate and/or a lower Downside Threshold may reflect greater expected volatility of the Underlying, and greater expected volatility generally indicates an increased risk of declines in the level of the Underlying and, potentially, a significant loss at maturity. The economic terms for the Securities, including the Contingent Coupon Rate and the Downside Threshold, are based, in part, on the expected volatility of the Underlying at the time the terms of the Securities are set. “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. Higher expected volatility with respect to the Underlying as of the Trade Date generally indicates a greater expectation as of that date that the Final Level of the Underlying could ultimately be less than the Downside Threshold on the Final Observation Date, which would result in a loss of a significant portion or all of the Principal Amount. At the time the terms of the Securities are set, higher expected volatility will generally be reflected in a higher Contingent Coupon Rate and/or a lower Downside Threshold, as compared to otherwise comparable securities. Therefore, a relatively higher Contingent Coupon Rate, which would increase the upside return if the Observation Date Closing Level is greater than or equal to the Coupon Barrier on the quarterly Observation Dates, may indicate an increased risk that the level of the Underlying will decrease substantially, which would result in a significant loss at maturity. In addition, and as described above in "The Securities do not guarantee the payment of regular interest or the return of any principal," in general, the higher potential return on the Securities as compared to the return payable on our ordinary debt securities with a comparable maturity indicates the risk that you may not receive a positive return on the Securities and may lose a significant portion or all of your investment. Further, a relatively lower Downside Threshold may not indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the Underlying and the potential to lose a significant portion or all of your Principal Amount at maturity.

t	The Securities will not be listed on any securities exchange and secondary trading may be limited. The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Securities. MS & Co. currently intends, but is not obligated, to make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

t	Investing in the Securities is not equivalent to investing in the Underlying or the stocks composing the Underlying. Investing in the Securities is not equivalent to investing in the Underlying or the stocks that constitute the Underlying. Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the Underlying. Further, you will not participate in any potential appreciation of the Underlying even though you may be exposed o its full decline at maturity. Additionally, the Underlying is not a “total return” index, which, in addition to reflecting the market prices of the stocks that constitute the Underlying, would also reflect dividends paid on such stocks. The return on the Securities will not include such a total return feature.

t	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 6 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

t	The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities will be influenced by many unpredictable factors” above.

t	Hedging and trading activity by our affiliates could potentially affect the value of the Securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Securities (and to other instruments linked to the Underlying), including trading in the stocks that constitute the Underlying as well as in other instruments related to the Underlying. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. Some of our affiliates also trade the stocks that constitute the Underlying and other financial instruments related to the Underlying on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Level, and, as a result, (1) the Coupon Barrier, which is the level at or above which the Underlying must close on each Observation Date in order for you to earn a Contingent Coupon, and (2) the Downside Threshold, which, if the Securities are not called prior to maturity, is the level at or above which the Underlying must close on the Final Observation Date in order for you to avoid being exposed to the negative performance of the Underlying at maturity. Additionally, such hedging or trading activities during the term of the Securities could potentially affect the level of the Underlying on the Observation Dates, and, accordingly, whether the Contingent Coupon is payable or whether the Securities are automatically called prior to maturity, and, if the Securities are not called prior to maturity, the payout to you at maturity, if any.

t	The Calculation Agent, which is our affiliate, will make determinations with respect to the Securities. As Calculation Agent, MS & Co. will determine the Initial Level, the Coupon Barrier, the Downside Threshold, the Final Level, whether the Securities will be called following any Observation Date, whether a Contingent Coupon is payable with respect to each Observation Date, whether a market disruption event has occurred and the payment that you will receive upon a call, on each Coupon Payment Date, if any, and at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or nonoccurrence of market disruption events. These potentially subjective determinations may affect the payout to you upon a call, on each Coupon Payment Date, if any, or at maturity, if any. For further information regarding these types of determinations, see “Description of Auto-Callable Securities—Postponement of Determination Dates,” “—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

t	Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, UBS or our or their respective affiliates. Morgan Stanley, MSFL, UBS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Morgan Stanley, MSFL, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Underlying to which the Securities are linked.

t	The U.S. federal income tax consequences of an investment in the Securities are uncertain. There is no direct legal authority as to the proper treatment of the Securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the Securities are uncertain.

Please read the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities.  We intend to treat a Security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued, in accordance with your regular method of tax accounting.  Under this treatment, the ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the Securities, could result in adverse tax consequences to holders of the Securities because the deductibility of capital losses is subject to limitations. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described herein.  If the IRS were successful in asserting an alternative treatment for the Securities, the timing and character of income or loss on the Securities might differ significantly from the tax treatment described herein.  For example, under one possible treatment, the IRS could seek to recharacterize the Securities as debt instruments.  In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the Securities) and recognize all income and gain in respect of the Securities as ordinary income.  The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Non-U.S. Holders (as defined below) should note that we currently intend to withhold on any coupon paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the Securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the Securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying

t	Investing in the Securities exposes investors to risks associated with investments with a concentration in the financial technology sector. The stocks included in the iSTOXX® Global Fintech 30 NR Decrement 5% Index are stocks of companies whose primary business is directly associated with the financial technology sector, including the following sub-sectors: automated teller machines (ATMs), blockchain technology, diversified brokerage services, electronic payment processing, finance information and news media and sites, insurance software, and securities exchanges and trading software Because the value of the Securities is linked to the performance of the Underlying, an investment in the Securities exposes investors to risks associated with investments in securities with a concentration in the financial technology sector.

Financial technology companies are subject to specific and substantial risks, including, without limitation, rapid changes in technology product cycles, rapid product obsolescence, significant competition, both domestically and internationally, including competition from foreign competitors with lower production costs, and extensive government regulation, which may limit both the amounts and types of loans, other financial commitments they can make, the technological processes they can employ, the businesses they can enter and the interest rates and fees they can charge. The value of the Securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the financial technology sector or one of the sub-sectors of the financial technology sector than a different investment linked to securities of a more broadly diversified group of issuers.

t	The decrement of 5% per annum will adversely affect the performance of the iSTOXX® Global Fintech 30 NR Decrement 5% Index in all cases. The iSTOXX® Global Fintech 30 NR Decrement 5% Index includes a decrement feature, whereby 5% per annum is deducted daily from the level of the Underlying. The level of the Underlying will track the performance of an index from which no such decrement is deducted, and as a result, the Underlying will underperform the tracked index in all cases. The level of the Underlying may decline even if the constituents of the Underlying appreciate.

t	Any potential benefit from the net return feature of the iSTOXX® Global Fintech 30 NR Decrement 5% Index will be reduced by the decrement of 5% per annum. Although the iSTOXX® Global Fintech 30 NR Decrement 5% Index is a net return index, which means that any dividends on the constituents of Underlying, net of the relevant withholding taxes, are reinvested in the Underlying, the decrement of 5% per annum will reduce any appreciation of the constituents of the Underlying or any positive benefit from any net dividends on those constituents. This decrement will be deducted daily from the level of the Underlying, regardless of the performance of the constituents of the Underlying and regardless of whether any dividends are paid on them.

t	The iSTOXX® Global Fintech 30 NR Decrement 5% Index is a net total return index and does not reflect the full amount of dividends paid on the constituents of the Underlying. Unlike a total return index, in which the full amount of dividends paid on the constituents of the index would be reinvested in the index, the Underlying is a net total return index, which means that only after the reduction of the relevant withholding taxes are dividends paid on the constituents of the Underlying reinvested in the Underlying. These withholding taxes will therefore reduce any positive impact from dividends paid on the constituents of the Underlying, if any.

t	Non-U.S. securities risks with respect to the iSTOXX® Global Fintech 30 NR Decrement 5% Index. Some of the equity securities included in the iSTOXX® Global Fintech 30 NR Decrement 5% Index have been issued by non-U.S. companies. Investments in securities linked to the value of non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of non-U.S. equity securities may be adversely affected by political, economic, financial and social factors in the home countries of the issuers of the non-U.S. companies, including changes in those countries’ governments, economic and fiscal policies, currency exchange laws or other laws or restrictions.

t	Governmental regulatory actions could result in material changes to the composition of the Underlying and could negatively affect your return on the Securities. Governmental regulatory actions, including but not limited to sanctions-related actions by the U.S. or foreign governments, could make it necessary or advisable for there to be material changes to the composition of the Underlying, depending on the nature of such governmental regulatory actions and the Underlying constituent stocks that are affected. If any governmental regulatory action results in the removal of Underlying constituent stocks that have (or historically have had) significant weights within the Underlying, such removal, or even any uncertainty relating to a possible removal, could have a material and negative effect on the level of the Underlying and, therefore, your return on the Securities.

t	Adjustments to the Underlying could adversely affect the value of the Securities. The Underlying publisher of the Underlying is responsible for calculating and maintaining the Underlying. The Underlying publisher may add, delete or substitute the stocks constituting the Underlying or make other methodological changes required by certain corporate events relating to the stocks constituting the Underlying, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Underlying. The Underlying publisher may discontinue or suspend calculation or publication of the Underlying at any time. In these circumstances, the Calculation Agent will have the sole discretion to substitute a Successor Underlying that is comparable to the discontinued Underlying, and is permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates. Any of these actions could adversely affect the value of the Underlying and, consequently, the value of the Securities.

Hypothetical Payments on the Securities at Maturity

The examples below illustrate the payment upon a call, on the Coupon Payment Dates and at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for the Securities are set forth on the cover hereof; amounts may have been rounded for ease of reference):

t	Principal Amount: $10.00

t	Term: Approximately 10 years

t	Hypothetical Initial Level: 3,000

t	Contingent Coupon Rate: 9.60% per annum

t	Contingent Coupon: $0.24 per quarter

t	Observation Dates: Quarterly

t	Hypothetical Coupon Barrier: 2,100, which is 70% of the hypothetical Initial Level

t	Hypothetical Downside Threshold: 1,800, which is 60% of the hypothetical Initial Level

Example 1 — Securities are Called on the Fourth Observation Date (the first Observation Date on which MSFL can call the Securities)

Date	Closing Level	Payment (per Security)
First Observation Date	2,600 (at or above Coupon Barrier)	$0.24 (Contingent Coupon — Not Callable)
Second Observation Date	2,350 (at or above Coupon Barrier; below Initial Level)	$0.24 (Contingent Coupon — Not Called)
Third Observation Date	2,460 (at or above Coupon Barrier; below Initial Level)	$0.24 (Contingent Coupon — Not Called)
Fourth Observation Date	3,700 (at or above Initial Level)	$10.24 (Settlement Amount)
	Total Payment:	$10.96 (9.60% return)

The Underlying closes above the Coupon Barrier on the first three Observation Dates, and therefore a Contingent Coupon is paid on the related Coupon Payment Dates. MSFL calls the Securities on the fourth Observation Date, which is the first Observation Date on which the Securities can be called. On the call settlement date, MSFL will pay you a total of $10.24 per Security, reflecting your principal amount plus the Contingent Coupon with respect to the relevant Observation Date.  When added to the Contingent Coupon payments of $0.72 received in respect of the prior Observation Dates, MSFL will have paid you a total of $10.96 per Security for a 9.60% total return on the Securities over a 1-year term.  No further amount will be owed to you under the Securities, and you will not participate in any appreciation of the Underlying.

Example 2 — Securities are NOT Called and the Final Level of the Underlying is at or above the Coupon Barrier and Downside Threshold

Date	Closing Level	Payment (per Security)
First Observation Date	2,500 (at or above Coupon Barrier)	$0.24 (Contingent Coupon — Not Callable)
Second Observation Date	2,450 (above Coupon Barrier and Initial Level)	$0.24 (Contingent Coupon — Not Callable)
Third Observation Date	1,850 (below Coupon Barrier and Initial Level)	$0.00 (Not Callable)
Fourth Observation Date	1,700 (below Coupon Barrier and Initial Level)	$0.00 (Not Called)
Fifth to Thirty-Ninth Observation Dates	Various (all below Coupon Barrier and Initial Level)	$0.00 (Not Called)
Final Observation Date	2,400 (at or above Coupon Barrier; below Initial Level)	$10.24 (Payment at Maturity)
	Total Payment:	$10.72 (7.20% return)

The Underlying closes above the Coupon Barrier on the first two Observation Dates, and therefore a Contingent Coupon is paid on the related Coupon Payment Dates. On each of the third to thirty-ninth Observation Dates, the Underlying closes below its Coupon Barrier. Since the Securities are not called and the Final Level is greater than or equal to the Downside Threshold, at maturity, MSFL will pay you a total of $10.24 per Security, reflecting your principal amount plus the Contingent Coupon.  When added to the Contingent Coupon payments of $0.48 received in respect of prior Observation Dates, MSFL will have paid you a total of $10.72 per Security for a 7.20% total return on the Securities over the 10-year term.

Example 3 — Securities are NOT Called and the Final Level of the Underlying is at or above the Downside Threshold but below the Coupon Barrier

Date	Closing Level	Payment (per Security)
First Observation Date	2,500 (at or above Coupon Barrier)	$0.24 (Contingent Coupon — Not Callable)
Second Observation Date	2,450 (above Coupon Barrier and Initial Level)	$0.24 (Contingent Coupon — Not Callable)
Third Observation Date	1,850 (below Coupon Barrier and Initial Level)	$0.00 (Not Callable)
Fourth Observation Date	1,700 (below Coupon Barrier and Initial Level)	$0.00 (Not Called)
Fifth to Thirty-Ninth Observation Dates	Various (all below Coupon Barrier and Initial Level)	$0.00 (Not Called)
Final Observation Date	2,000 (below Coupon Barrier; above Downside Threshold)	$10.00 (Payment at Maturity)
	Total Payment:	$10.48 (4.80% return)

The Underlying closes above the Coupon Barrier on the first two Observation Dates, and therefore a Contingent Coupon is paid on the related Coupon Payment Dates. On each of the third to thirty-ninth Observation Dates, the Underlying closes below its Coupon Barrier. Therefore, no Contingent Coupon is paid on any related Coupon Payment Date. On the Final Observation Date, the Underlying closes below its Coupon Barrier. Therefore, at maturity, MSFL will pay you a total of $10.00 per security, reflecting your Principal Amount, but you will not receive a Contingent Coupon with respect to the Final Observation Date. When added to the Contingent Payments of $0.48 received in respect to the prior Observation Dates, MSFL will have paid you a total of $10.48 per security for a 4.80% total return on the securities over ten years.

Example 4 — Securities are NOT Called and the Final Level of the Underlying is below the Downside Threshold

Date	Closing Level	Payment (per Security)
First Observation Date	2,650 (at or above Coupon Barrier)	$0.24 (Contingent Coupon — Not Callable)
Second Observation Date	2,500 (at or above Coupon Barrier; below Initial Level)	$0.24 (Contingent Coupon — Not Callable)
Third Observation Date	1,550 (below Coupon Barrier and Initial Level)	$0.00 (Not Callable)
Fourth Observation Date	1,700 (below Coupon Barrier and Initial Level)	$0.00 (Not Called)
Fifth to Thirty-Ninth Observation Dates	Various (all below Coupon Barrier; below Initial Level)	$0.00 (Not Called)
Final Observation Date	900 (below Downside Threshold and Coupon Barrier; below Initial Level)	$10 + [$10 × Underlying Return] = $10 + [$10 × -70%] = $3 (Payment at Maturity)
	Total Payment:	$3.48 (-65.20% return)

The Underlying closes above the Coupon Barrier on the first two Observation Dates and, therefore, a Contingent Coupon is paid on each related Coupon Payment Date. On each of the third to thirty-ninth Observation Dates, the Underlying closes below its Coupon Barrier. Therefore, no Contingent Coupon is paid on any related Coupon Payment Date. Since the Securities are not called and the Final Level of the Underlying is below the Downside Threshold, at maturity MSFL will pay you $3.00 per Security.  When added to the Contingent Coupon payments of $0.48 received in respect of prior Observation Dates, MSFL will have paid you $3.48 per Security over the 10-year term, for a loss on the Securities of 65.20%.

The Securities differ from ordinary debt securities in that, among other features, MSFL is not necessarily obligated to repay the full amount of your initial investment.  If the Securities are not called on any Observation Date, you may lose a significant portion or all of your initial investment.  Specifically, if the Securities are not called and the Final Level is less than the Downside Threshold, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the Underlying Return is less than zero.  Any payment on the Securities, including any payment upon an automatic call, any Contingent Coupon or the Payment at Maturity, is dependent on our ability to satisfy our obligations when they come due.  If we are unable to meet our obligations, you may not receive any amounts due to you under the Securities.

What Are the Tax Consequences of the Securities?

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Securities.  This discussion applies only to investors in the Securities who:

t	purchase the Securities in the original offering; and

t	hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

t	certain financial institutions;

t	insurance companies;

t	certain dealers and traders in securities or commodities;

t	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

t	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

t	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

t	regulated investment companies;

t	real estate investment trusts; or

t	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. The effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income. Moreover, the discussion below does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the IRS or a court will agree with the tax treatment described herein.  We intend to treat a Security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the Securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities).  Unless otherwise stated, the following discussion is based on the treatment of each Security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	a citizen or individual resident of the United States;

t	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

t	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Tax Treatment of Coupon Payments.  Any coupon payment on the Securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  For this purpose, the amount realized does not include any coupon paid at settlement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment.  Any such gain or loss recognized should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at the time of the sale, exchange or settlement, and should be short-term capital gain or loss otherwise.  The ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the Securities, could result in adverse tax consequences to holders of the Securities because the deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter.  The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is for U.S. federal income tax purposes:

t	an individual who is classified as a nonresident alien;

t	a foreign corporation; or

t	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

t	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

t	certain former citizens or residents of the United States; or

t	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Although significant aspects of the tax treatment of each Security are uncertain, we intend to withhold on any coupon paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision.  We will not be required to pay any additional amounts with respect to amounts withheld.  In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the Securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty.  If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the Securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”).  Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”).  However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security.  Based on our determination that the Securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld.  You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty exemption, the Securities may be treated as U.S.-situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any coupon payment and may be filed with the IRS in connection with the payment at maturity on the Securities and the payment of proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied.  An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements.  FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”).  Withholding (if applicable) applies to payments of U.S.-source FDAP income and to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends.  Under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income).  While the treatment of the Securities is unclear, you should assume that any coupon payment with respect to the Securities will be subject to the FATCA rules.  If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.

The iSTOXX® Global Fintech 30 NR Decrement 5% Index

The iSTOXX® Global Fintech 30 NR Decrement 5% Index was created by STOXX Limited, which is part of Qontigo and Deutsche Börse AG.  The iSTOXX® Global Fintech 30 NR Decrement 5% Index is a net return index, which means that dividends on the constituents of the Underlying, net of the relevant withholding taxes, are reinvested in the Underlying, and the Underlying includes a decrement feature whereby  5% per annum is deducted daily from the level of the Underlying.  The iSTOXX® Global Fintech 30 NR Decrement 5% Index tracks the performance of the iSTOXX® Global Fintech 30 Index (Net Return).  The iSTOXX® Global Fintech 30 Index (Net Return) is comprised of the component stocks of the 30 largest financial technology companies, based on free-float market capitalization, from within the STOXX® Global Fintech Index.  For additional information about the iSTOXX® Global Fintech 30 NR Decrement 5% Index, see the information set forth under “Annex A: The iSTOXX® Global Fintech 30 NR Decrement 5% Index“ below.

“iSTOXX®” and “STOXX®” are registered trademarks of STOXX Limited. For more information, see “Annex A: The iSTOXX® Global Fintech 30 NR Decrement 5% Index“ below.

Historical Information

The following table sets forth the published high and low closing levels, as well as the end-of-quarter closing levels, of the iSTOXX® Global Fintech 30 NR Decrement 5% Index for each quarter in the period from January 1, 2016 through December 8, 2021.  The closing level of the iSTOXX® Global Fintech 30 NR Decrement 5% Index on December 8, 2021 was 3,236.02.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical closing levels of the iSTOXX® Global Fintech 30 NR Decrement 5% Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the iSTOXX® Global Fintech 30 NR Decrement 5% Index on any Observation Date, including the Final Observation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2016	3/31/2016	1,334.63	1,166.52	1,334.63
4/1/2016	6/30/2016	1,402.79	1,276.49	1,344.40
7/1/2016	9/30/2016	1,458.03	1,328.35	1,436.14
10/1/2016	12/31/2016	1,438.94	1,373.57	1,380.45
1/1/2017	3/31/2017	1,509.40	1,379.72	1,492.84
4/1/2017	6/30/2017	1,624.46	1,473.08	1,603.41
7/1/2017	9/30/2017	1,726.39	1,596.21	1,724.73
10/1/2017	12/31/2017	1,852.28	1,729.03	1,839.76
1/1/2018	3/31/2018	2,054.18	1,840.75	1,955.10
4/1/2018	6/30/2018	2,112.47	1,916.04	2,040.62
7/1/2018	9/30/2018	2,200.59	2,032.85	2,169.54
10/1/2018	12/31/2018	2,173.03	1,775.62	1,892.20
1/1/2019	3/31/2019	2,189.25	1,836.22	2,189.25
4/1/2019	6/30/2019	2,427.99	2,211.10	2,394.31
7/1/2019	9/30/2019	2,535.66	2,349.68	2,393.89
10/1/2019	12/31/2019	2,528.22	2,320.19	2,510.30
1/1/2020	3/31/2020	2,801.06	1,780.62	2,128.90
4/1/2020	6/30/2020	2,760.27	2,026.30	2,693.84
7/1/2020	9/30/2020	3,078.54	2,722.41	2,901.86
10/1/2020	12/31/2020	3,209.97	2,668.18	3,209.97
1/1/2021	3/31//2021	3,368.91	2,989.82	3,140.27
4/1/2021	6/30/2021	3,435.00	3,142.07	3,395.28
7/1/2021	9/30/2021	3,552.83	3,273.13	3,273.13
10/1/2021	12/8/2021*	3,478.68	3,060.42	3,236.02

*	Available information for the indicated period includes data for less than the entire calendar quarter, and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period.

The graph below illustrates the performance of the iSTOXX® Global Fintech 30 NR Decrement 5% Index from June 21, 2013 through December 8, 2021, based on information from Bloomberg. Past performance of the iSTOXX® Global Fintech 30 NR Decrement 5% Index is not indicative of the future performance of the iSTOXX® Global Fintech 30 NR Decrement 5% Index.

*The dashed line indicates the Coupon Barrier of 2,265.21, which is approximately 70% of the Initial Level, and the solid line indicates the Downside Threshold of 1,941.61, which is approximately 60% of the Initial Level.

Past performance is not indicative of future results.

**The iSTOXX® Global Fintech 30 NR Decrement 5% Index began trading on June 21, 2013 and therefore has limited historical performance.

Additional Terms of the Securities

If the terms described herein are inconsistent with those described in the accompanying product supplement or prospectus, the terms described herein shall control.

The accompanying product supplement refers to the Principal Amount as the “Stated Principal Amount,” the Initial Level as the “Initial Index Value,” the Trade Date as the “Pricing Date,” the Observation Dates as the “Determination Dates,” the Final Observation Date as the “Final Determination Date,” the Coupon Barrier/Downside Threshold” as the “Downside Threshold Level” and the day on which any automatic call occurs as the “Early Redemption Date.”

Index Publisher

STOXX Limited, or any successor thereto.

Day-Count Convention

Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Issuer Notice to Registered Security Holders, the Trustee and the Depositary

In the event that the Maturity Date of the Securities is postponed due to a postponement of the Final Observation Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid.  Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice.  The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the Final Observation Date as postponed.

In the event that the Securities are subject to Automatic Call, the Issuer shall, (i) on the Business Day following the applicable Observation Date, give notice of the Automatic Call and the applicable automatic call payment, including specifying the payment date of the applicable amount due upon the Automatic Call, (x) to each registered holder of the Securities by mailing notice of such Automatic Call by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (z) to the Depositary by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid and (ii) on or prior to the Automatic Call Date, deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to the Depositary, as holder of the securities.  Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the Issuer or, at the Issuer’s request, by the Trustee in the name and at the expense of the Issuer, with any such request to be accompanied by a copy of the notice to be given.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to the Depositary of the amount of cash to be delivered as Contingent Coupon, if any, with respect to the Securities on or prior to 10:30 a.m. (New York City time) on the Business Day preceding each Coupon Payment Date, and (ii) deliver the aggregate cash amount due, if any, with respect to the Contingent Coupon to the Trustee for delivery to the Depositary, as holder of the Securities, on or prior to the applicable Coupon Payment Date.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary of the amount of cash, if any, to be delivered with respect to the Securities, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities, if any, to the Trustee for delivery to the Depositary, as holder of the Securities, on or prior to the Maturity Date.

Additional Information About the Securities

Use of Proceeds and Hedging

The proceeds from the sale of the Securities will be used by us for general corporate purposes.  We will receive, in aggregate, $10 per Security issued.  The costs of the Securities borne by you and described on page 2 above comprise the cost of issuing, structuring and hedging the Securities.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third-party dealers.  We expect our hedging counterparties to take positions in the constituent stocks of the Underlying, in futures or options contracts on the Underlying or the constituent stocks of the Underlying, as well as in other instruments related to the Underlying that they may wish to use in connection with such hedging.  Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Level, and, as a result, (1) the Coupon Barrier, which is the level at or above which the Underlying must close on each Observation Date in order for you to earn a Contingent Coupon, and (2) the Downside Threshold, which, if the Securities are not called prior to maturity, is the level at or above which the Underlying must close on the Final Observation Date so that you do not suffer a significant loss on your initial investment in the Securities.  In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities, including on the Final Observation Date, by purchasing and selling the stocks constituting the Underlying, futures or options contracts on the Underlying or the component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Observation Date.  As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches.  We cannot give any assurance that our hedging activities will not affect the value of the Underlying on the Observation Dates, and, therefore, adversely affect the value of the Securities, whether the Contingent Coupon is payable or whether the Securities are called prior to maturity and, if not, the payment you will receive at maturity, if any.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. is the agent for this offering.  We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Securities at the issue price indicated on the cover of this document.  UBS Financial Services Inc. will act as placement agent at an issue price of $10 per Security. All sales of the Securities will be made to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor and will not receive a sales commission.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the stocks constituting the Underlying in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Use of Proceeds and Hedging” above.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2020, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020.

Annex A: The iSTOXX® Global Fintech 30 NR Decrement 5% Index

All information contained in this document regarding the iSTOXX® Global Fintech 30 NR Decrement 5% Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, STOXX Limited. The iSTOXX® Global Fintech 30 NR Decrement 5% Index is calculated, maintained and published by STOXX Limited. STOXX Limited has no obligation to continue to publish, and may discontinue the publication of, the iSTOXX® Global Fintech 30 NR Decrement 5% Index.

The iSTOXX® Global Fintech 30 NR Decrement 5% Index has a base date of June 21, 2013 and a base value of 1,000. The iSTOXX® Global Fintech 30 NR Decrement 5% Index is reported by Bloomberg, L.P. under the ticker symbol “STXFT3VD.”

The iSTOXX® Global Fintech 30 NR Decrement 5% Index is a net return index, which means that dividends on the constituents of the Underlying, net of the relevant withholding taxes, are reinvested in the Underlying, and the Underlying includes a decrement feature whereby 5% per annum is deducted daily from the level of the Underlying. The level of the iSTOXX® Global Fintech 30 NR Decrement 5% Index tracks the performance of the iSTOXX® Global Fintech 30 Index (Net Return), from which no decrement is deducted. As a result, the iSTOXX® Global Fintech 30 NR Decrement 5% Index will always underperform the iSTOXX® Global Fintech 30 Index (Net Return), because of the decrement feature. The iSTOXX® Global Fintech 30 Index (Net Return) is comprised of the component stocks of the 30 largest financial technology companies, based on free-float market capitalization, from within the STOXX® Global Fintech Index.

Even though the iSTOXX® Global Fintech 30 NR Decrement 5% Index is a net return index, the daily decrement reduction will reduce the level of the Underlying in all cases.

Index Universe and Selection Principles

The iSTOXX® Global Fintech 30 NR Decrement 5% Index tracks the iSTOXX® Global Fintech 30 Index (Net Return).  The iSTOXX® Global Fintech 30 Index (Net Return) universe is defined as the 30 largest financial technology companies within the STOXX® Global Fintech Index.  All constituent stocks of the STOXX® Global Fintech Index have revenue exposure of more than 50% to a number of sectors associated with financial technology, as determined by reference to FactSet Revere Business Industry Classification System (RBICS) data.  RBICS sectors associated with fintech include: Automated Teller Machines (ATMs), Blockchain Technology, Diversified Brokerage Services, Electronic Payment Processing, Finance Information and News Media and Sites, Insurance Software, Securities Exchanges and Trading Software.

To be eligible for inclusion in the iSTOXX® Global Fintech 30 Index (Net Return), companies of the STOXX® Global Fintech Index are screened for their 3-month average daily trading volume, and only those with liquidity greater than EUR 5,000,000 are selected. The remaining companies are then ranked in descending order based on their free float market capitalization, and the top 30 companies are included in the iSTOXX® Global Fintech 30 Index (Net Return).  The iSTOXX® Global Fintech 30 Index (Net Return) is free float market capitalization weighted, with component stocks capped at a maximum weight of 10%.

As of September 30, 2021, the iSTOXX® Global Fintech 30 Index (Net Return) includes the below components:

Ticker	Company Name	Country	Weight
MA US	Mastercard Incorporated	US	10.24%
INTU US	Intuit Inc.	US	9.92%
V US	Visa Inc.	US	9.64%
PYPL US	PayPal Holdings, Inc.	US	7.17%
SPGI US	S&P Global Inc.	US	6.15%
CME US	CME Group Inc.	US	4.53%
ICE US	Intercontinental Exchange, Inc.	US	4.10%
ADYEN NA	Adyen N.V.	NE	4.08%
SQ US	Square, Inc.	US	3.98%
388 HK	Hong Kong Exchanges and Clearing Limited	HK	3.86%
FIS US	Fidelity National Information Services, Inc.	US	3.59%
MCO US	Moody's Corporation	US	3.51%
FISV US	Fiserv, Inc.	US	3.38%
WDAY US	Workday, Inc.	US	2.83%
MSCI US	MSCI Inc.	US	2.79%
EXPN LN	Experian plc	IR	2.48%
COIN US	Coinbase Global, Inc.	US	2.11%
GPN US	Global Payments Inc.	US	1.99%
EFX US	Equifax Inc.	US	1.93%
DB1 GR	Deutsche Börse AG	GE	1.66%
LSEG LN	London Stock Exchange Group plc	GB	1.56%

NDAQ US	Nasdaq, Inc.	US	1.29%
TRU US	TransUnion	US	1.21%
BILL US	Bill.com Holdings, Inc.	US	1.03%
FLT US	FLEETCOR Technologies, Inc.	US	0.97%
APT AU	Afterpay Limited	AU	0.95%
SSNC US	SS&C Technologies Holdings, Inc.	US	0.94%
MKTX US	MarketAxess Holdings Inc.	US	0.74%
COUP US	Coupa Software Incorporated	US	0.70%
WLN FP	Worldline SA/France	FR	0.68%

Periodic Index Reviews

The composition of the iSTOXX® Global Fintech 30 Index (Net Return) is reviewed quarterly based on the data from the last trading day of the month prior to the review month. The component changes are announced on the second Friday of the review month.  Changes to the component stocks are implemented after the close on the third Friday in each of March, June, September and December and are effective the following trading day.  All changes or adjustments to the iSTOXX® Global Fintech 30 Index (Net Return) are reflected in the iSTOXX® Global Fintech 30 NR Decrement 5% Index.

Index Calculation

STOXX indices are calculated with the Laspeyres formula, which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The index level for the iSTOXX® Global Fintech 30 Index (Net Return) is calculated as follows:

where:

t = Time the iSTOXX® Global Fintech 30 Index (Net Return) is computed

n = Number of companies in the iSTOXX® Global Fintech 30 Index (Net Return)

pit = Price of company (i) at time (t)

sit = Number of shares of company (i) at time (t)

ffit = Free float factor of company (i) at time (t)

cfit = Weighting cap factor of company (i) at time (t)

xit = Exchange rate from local currency into index currency for company (i) at time (t)

Mt = Free float market capitalization of the iSTOXX® Global Fintech 30 Index (Net Return) at time (t)

Dt = Divisor of the iSTOXX® Global Fintech 30 Index (Net Return) at time (t)

The iSTOXX® Global Fintech 30 NR Decrement 5% Index is calculated for each calculation day t as follows:

where:

IVt =The value of the iSTOXX® Global Fintech 30 NR Decrement 5% Index for calculation day t

IVt-1 = The value of the iSTOXX® Global Fintech 30 NR Decrement 5% Index for the day immediately preceding calculation day t

IV0 = Value of the iSTOXX® Global Fintech 30 NR Decrement 5% Index on the base date

Ut = Value of the iSTOXX® Global Fintech 30 Index (Net Return) on calculation day t

Ut-1 = Value of the iSTOXX® Global Fintech 30 Index (Net Return) for calculation day t-1

Act(t-1,t) = Number of calendar days between calculation day t-1 and calculation day t

D = The decrement amount expressed in percentage points

Corporate Actions and Index Adjustments

The divisor for the iSTOXX® Global Fintech 30 Index (Net Return) is adjusted to maintain the continuity of the iSTOXX® Global Fintech 30 Index (Net Return) values despite changes due to corporate actions.  The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

(1) Split and reverse split: Adjusted price = closing price × A / B New number of shares = old number of shares × B / A Divisor: no change

(2) Rights offering:

If the subscription price is not available or if the subscription price is equal to or greater than the closing price on the day before the effective date, then no adjustment is made

Adjusted price = (closing price × A + subscription price × B) / (A + B)

New number of shares = old number of shares *(A + B)/ A

Divisor: increases

(3) Stock dividend: Adjusted price = closing price × A / (A + B) New number of shares = old number of shares × (A + B) / A Divisor: no change	(4) Stock dividend of another company: Adjusted price = (closing price × A – price of other company × B) / A Divisor: decreases

(5) Return of capital and share consideration:

Adjusted price = (closing price – capital return announced by company × (1-withholding tax)) × A / B

New number of shares = old number of shares × B / A

Divisor: decreases

(6) Repurchase of shares / self tender:

Adjusted price = ((price before tender × old number of shares) – (tender price × number of tendered shares)) / (old number of shares – number of tendered shares)

New number of shares = old number of shares – number of tendered shares

Divisor: decreases

(7) Spin-off: Adjusted price = (closing price × A – price of spun-off shares × B) / A Divisor: decreases
(8) Combination stock distribution (dividend or split) and rights offering:
For this corporate action, the following additional assumptions apply:
Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held.
If A is not equal to one share, all the following “new number of shares” formulas need to be divided by A:

- If rights are applicable after stock distribution (one action applicable to other):

Adjusted price = (closing price × A + subscription price × C × (1 + B / A)) / ((A + B) × ( 1 + C / A))

New number of shares = old number of shares × ((A + B) × (1 + C / A)) / A

Divisor: increases

- If stock distribution is applicable after rights (one action applicable to other):

Adjusted price = (closing price × A + subscription price × C) /((A + C) × (1 + B / A))

New number of shares = old number of shares × ((A + C) × (1 + B / A))

Divisor: increases

- Stock distribution and rights (neither action is applicable to the other): Adjusted price = (closing price × A + subscription price × C) / (A + B + C)

New number of shares = old number of shares × (A + B + C) / A Divisor: increases

The Securities are not sponsored, endorsed, sold or promoted by STOXX Limited. STOXX Limited makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly. The iSTOXX® Global Fintech 30 NR Decrement 5% Index is determined, composed and calculated by STOXX Limited without regard to Morgan Stanley or the Securities. STOXX Limited has no obligation to take the needs of Morgan Stanley or the owners of the Securities into consideration in determining, composing or calculating the iSTOXX® Global Fintech 30 NR Decrement 5% Index. STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. STOXX Limited has no obligation or liability in connection with the administration, marketing or trading of the Securities.

STOXX LIMITED DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE ISTOXX® GLOBAL FINTECH 30 NR DECREMENT 5% INDEX OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STOXX LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE ISTOXX® GLOBAL FINTECH 30 NR DECREMENT 5% INDEX OR ANY DATA INCLUDED THEREIN. STOXX LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE ISTOXX® GLOBAL FINTECH 30 NR DECREMENT 5% INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

“iSTOXX®” and “STOXX®” are registered trademarks of STOXX Limited.  The Securities are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the Securities.